Exhibit 10.19

LEASE AGREEMENT

This LEASE dated as of the 24th day of March, 2016 is entered into between JEEBO Management, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware and authorized to conduct business in the Commonwealth of Massachusetts as a foreign limited liability company with a mailing address of P.O. Box 1250, Concord, Massachusetts 01742, (hereinafter referred to as the “Landlord”), and Spring Bank Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and authorized to conduct business in the Commonwealth of Massachusetts as a foreign corporation with a principal place of business located at 113 Cedar Street, Milford, Massachusetts 01757 (hereinafter referred to as the “Tenant”).

1. PREMISES:

(A) In consideration of the rents, agreements and conditions herein reserved and contained on the part of Tenant be paid, performed and observed, Landlord hereby Leases to Tenant, and Tenant hereby Leases from Landlord, for the term herein set forth, the certain portion of the premises located at 86 South Street, Hopkinton, Massachusetts 01748 of, containing approximately 12,200 square feet floor area and having dimensions approximately as shown upon Exhibit B (hereinafter referred to as “the Demised Premises”), situated in the Hopkinton Technology Park, (hereinafter referred to as “the Industrial Park”).

The Demised Premises are situated upon a certain parcel of land known as Lot 5. Said parcel of land is more particularly described upon Exhibit A attached hereto and made a part hereof and is herein referred to as “the Entire Parcel.” The Demised Premises are situated within, and are a part of, a certain building containing approximately 28,800 square feet floor area, as shown upon Exhibit B (hereinafter referred to as “the Building”), and said Demised Premises are shown outlined by a bold line upon said Exhibit B. For purposes of this Lease, dimensions are measured from the outside of exterior walls and the center of interior walls. It is understood and agreed that Exhibit B is intended only to show the approximate size and location of the Demised Premises, the Building and the Entire Parcel and for no other purpose.

(B) The Demised Premises are demised with the benefit of and subject to, the nonexclusive rights of Landlord, Tenant and other Tenants of the Building and the Industrial Park, and all persons having business with any of them, to use, in common, the parking areas, electrical rooms, entrances, vestibules, traffic lanes and walkways upon the Entire Parcel for the purposes of parking and access, on foot and by vehicles not exceeding the weight for which the same were constructed and for no other purpose, except for any exclusive areas Landlord shall reserve for the parking of trucks specifically designated by Landlord. Landlord reserves the right, from time to time, to change the size and configuration of said parking areas, traffic lanes and walkways, and to temporarily close all or any part thereof, to do maintenance and to prevent a dedication thereof or to prevent the accrual of any rights of any person or the public therein.

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2. TERM:

(A) The term of this Lease shall be for a period of Five (5) years and Two (2) months (hereinafter referred to as the “Lease Term”), commencing on April 1, 2016 (hereinafter referred to as the “Lease Commencement Date”) and terminating on May 31, 2021 (hereinafter referred to as the “Lease Expiration Date”). Notwithstanding anything contained to the contrary herein, the anticipated Lease Commencement Date of April 1, 2016 is subject to and the Commencement Date shall not be deemed to have occurred until each of the following has occurred: (i) the Substantial Completion of Landlord Improvements to the Demised Premises as described on the attached Exhibit C, (ii) the Landlord obtaining a lease termination agreement from the tenant that currently occupies the Demised Premises, and (iii) the Landlord obtaining possession of the Demised Premises from the tenant that currently is in possession of the Demised Premises. In no event shall the Term commence prior to the Lease Commencement Date.

(B) In the event that the Lease Commencement Date for the Demised Premises has not occurred on or before July 1, 2016 (the “Outside Date”), then Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after the Outside Date but prior to the date that Landlord actually satisfies the necessary conditions (identified in Subsection (A) of this Section) to achieving the Lease Commencement Date. The Landlord and Tenant agree to execute a lease amendment to memorialize the actual lease commencement date in the event possession of the Demised Premises to the Tenant does not occur on or before the anticipated Lease Commencement Date of April 1, 2016. Notwithstanding the actual Lease Commencement Date the Tenant shall not be required to pay Minimum Rent subject to Article 3 below for the first two (2) months the Lease Term.

3. MINIMUM RENT:

(A)Tenant shall pay during the first year of the Lease Term to Landlord Minimum Rent at the rate of One Hundred Forty Thousand Nine Hundred Twenty One Dollars and Eighty Eight Cents ($140,921.88) per year, in equal monthly installments of Eleven Thousand Seven Hundred Forty Three Dollars and Forty Nine Cents ($11,743.49) (hereinafter referred to as “Minimum Rent”) which Minimum Rent shall be paid monthly, in advance, on the first day of each and every calendar month during the term of this Lease. Minimum Rent for any fraction of a month at the commencement or expiration of the term of this Lease shall be prorated. All payments of Minimum Rent and Additional Rent (defined herein) shall be made payable to Landlord and shall be sent to Landlord to the address hereinafter provided for the giving of notice to Landlord or to such other person or address as Landlord shall from time to time designate by notice to Tenant.

(B) Notwithstanding anything contained to the contrary herein, provided the Tenant is not in default, delivered to the Landlord with the required insurance certificate as described herein and established utility services in its name at the Demised Premises the Tenant’s monthly Minimum Rent payments shall commence two (2) months after the actual Lease Commencement Date. In the event the Tenant has complied with each of the requirements indentified in this Subsection B of this Article 3, the Tenant shall have access to the Demised Premises up to fourteen (14) days prior to the Lease

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Commencement Date for the purpose of the Tenant installation of equipment and wiring in anticipation of the Tenant conducting business at the Demised Premises provided such installations to not interfere with the Landlord’s work to complete the Landlord Improvements as described on the attached Exhibit C.

On each anniversary of the Rent Commencement Date, the Tenant’s Minimum Rent shall increase Fifty Cents (.50) per square foot.

4. REAL ESTATE TAXES:

(A) If Landlord’s Real Estate Taxes for any calendar year shall exceed Forty Thousand One Hundred Forty Three Dollars and Ninety Cents ($40,143.90), Tenant shall pay 42.36% of such excess to Landlord as its pro rata share of Additional Rent within fifteen (15) days after receipt of an invoice with supporting documentation. . For the calendar year during which the term of this Lease shall commence and terminate, Tenant shall pay a pro rata portion of its pro rata share of such excess.

(B) Tenant shall pay all taxes allocable to its Leasehold interest, to its signs and other property in and/or upon the Demised Premises, and to the rentals payable under this Lease. Tenant shall also pay all taxes allocable to any improvements made by Tenant to the Demised Premises. The expression “Real Estate Taxes” shall include improvements, betterment assessments and all taxes and assessments levied, assessed or imposed as a substitute therefore, or in lieu of, the whole or any part of the Real Estate Taxes upon the Entire Parcel Notwithstanding anything to the contrary contained in this Lease, the following shall be excluded from Real Estate Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals.

5. ADVANCED MINIMUM RENT AND SECURITY DEPOSIT:

(A) Landlord acknowledges that it has received from Tenant the sum of Eleven Thousand Seven Hundred Forty Three Dollars and Forty Nine Cents ($11,743.49) as payment of the monthly installment of the Minimum Rent for the first full month of the term of this Lease after the Rent Commencement Date occurs.

(B) Landlord acknowledges that it has received from Tenant the sum of Thirty Five Thousand Two Hundred Thirty Dollars and Forty Seven Cents ($35,230.47) as security for the payment of rents and the performance and observance of the agreements and conditions in this Lease contained on the part of Tenant to be performed and observed (hereinafter referred to as the “Security Deposit”). Landlord may, at its option, apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant but not timely paid, cure any other defaults of Tenant, or compensate Landlord for any loss or damage which Landlord may suffer due to Tenant’s default. If Landlord shall so use any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount upon Landlord’s reasonable demand. No interest shall be paid on the Security Deposit, no trust relationship is

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created herein between Landlord and Tenant with respect to the Security Deposit, and the Security Deposit may be commingled with other funds of Landlord. In the event of any default or defaults in such payment, performance or observance, Landlord may, at its option and without prejudice to any other remedy which Landlord may have as result thereof, apply said sum or any part thereof towards the curing of any such default or defaults and/or towards compensating Landlord for any loss or damage arising from any such default or defaults. Upon the yielding up of the Demised Premises at the expiration or other termination of the term of this Lease, if Tenant shall not then be in default or otherwise liable to Landlord, said sum or the unapplied balance thereof shall be returned to Tenant within thirty (30) days. It is understood and agreed that Landlord shall always have the right to apply said sum, or any part thereof, as aforesaid in the event of any such default or defaults, without prejudice to any other remedy or remedies which Landlord may have, or Landlord may pursue any other such remedy or remedies in lieu of applying said sum or any part thereof. Said Security Deposit shall not be mortgaged, assigned or encumbered by Tenant without prior consent of Landlord. Whenever the holder of Landlord’s interest in this Lease, whether it be the Landlord named in this Lease or any transferee of said Landlord, immediate or remote, shall transfer its interest in this Lease, said holder shall pay to its transferee said sum or the unapplied balance thereof, and thereafter such holder shall be released from any and all liability to Tenant with respect to said sum or its application or return, it being understood and agreed that Tenant shall thereafter look only to such transferee with respect to said sum, its application and return.

6. PHYSICAL CONDITION:

On or before the Lease Commencement Date, Landlord shall deliver possession of the Demised Premises to Tenant in whatever “as is” condition the Demised Premises may then be in, except that Landlord shall ensure that all mechanical systems are in good working order with the Landlord Improvements as described in Section 34 of this Lease complete, and Tenant shall be provided with an opportunity to acknowledge that the Demised Premises, Building and Entire Parcel, and all improvements thereon, have been inspected by Tenant, and are in condition acceptable to Tenant and suitable for the purposes and uses intended by Tenant and Landlord. Landlord has made no representations or warranties whatsoever regarding the condition thereof.

7. UTILITIES:

(A) Tenant shall pay all charges for heat, air conditioning, gas, electricity and other utilities used by the Demised Premises. Tenant shall pay 42.36% (“Proportionate Share of Water and Sewer Charges”) of the cost of all water consumed in the Building and the Entire Parcel and its Proportionate Share of Water and Sewer Costs of the cost of all sewer charges accessed against the Building and the Entire Parcel as Additional Rent within fifteen (15) days after Landlord shall give Tenant notice of such cost thereof in each case. Tenant has the right to submit to Landlord a written claim of extraordinary water usage by other tenants in the building, and upon receipt of such claim Landlord agrees to investigate and may, at Landlord’s sole discretion, elect to remedy said claim in accordance with paragraph (D) of this section.

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(B) Tenant shall, from time to time, reimburse Landlord as Additional Rent 42.36% of the cost of servicing, maintaining, quarterly monitoring of the function and condition of the sprinkler systems and fire alarms as well as repairs, necessary upgrades and telephone charges relating thereto, servicing, maintaining, testing, operating, and repairing the municipal septic sewerage system serving the Demised Premises within thirty (30) days after Landlord shall give Tenant notice of such cost thereof in each case. Landlord shall at all times be solely responsible for the maintenance and repair of, and costs associated with the maintenance and repair of, the roof and structure of the Building.

(C) If the Tenant hereunder occupies more than one (1) module within the Building being leased hereunder, it shall not combine different bays onto one (1) meter for either electric or gas. The isolated integrity of each module must be protected and no wires will be connected from one (1) module to the next.

(D) The Proportionate Share of Water and Sewer Charges is based on the assumption that each tenant in the Building shall use a reasonably similar amount of water relative to their proportion of occupancy of the Building. Landlord reserves the right, at Landlord’s sole and reasonable discretion, to modify Tenant’s Proportionate Share of Water and Sewer Charges if water usage increases substantially in comparison with historic water usage in the Building before the commencement of the Lease Term. Landlord has sole discretion to determine reasonably when an increase in water usage is substantial. The Landlord shall have the right, but not the obligation, to install separate water meter(s) to monitor water usage to determine the Tenant’s Proportionate Share of Water and Sewer Charges.

8. REPAIRS:

(A) Landlord shall, during the term of this Lease, make all necessary repairs or alterations to the property, which Landlord is required to maintain, as hereinafter set forth. The property, which Landlord is required to maintain, is the foundation, roof, exterior walls, structural columns and structural beams of the Demised Premises and the landscaped and parking areas upon the Entire Parcel. Notwithstanding the foregoing, if any of said repairs or alterations shall be made necessary by reason of repairs, installations, alterations, additions or improvements made by Tenant or anyone claiming under, Tenant, by reason of the fault or negligence of Tenant or anyone claiming under Tenant, by reason of a default in the performance or observance of any agreements, conditions or other provisions on the part of Tenant to be performed or observed hereunder, by reason of any vehicles damaging the demised premises or by reason of any special use to which the Demised Premises may be put, Tenant shall make all such repairs or alterations as may be necessary, except as otherwise required under Article 13(A). Landlord shall not be deemed to have committed a breach of any obligation to make repairs or alterations or perform any other act unless (1) Landlord shall have made such repairs or alterations or performed such other act negligently, or (2) Landlord shall have received notice from Tenant designating the particular repairs or alterations needed or the other act of which there has been failure of performance and shall have failed to make such repairs or alterations or performed such other act after the receipt of such notice and in the event

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of a breach referred to in Clause (2) of this sentence, Landlord’s liability shall be limited to the cost of making such repairs or alterations or performing such other act. As used in this Lease, the expressions “exterior walls” and “roof” do not include rooftop heating and/or air conditioning units serving the Demised Premises exclusively or glass, windows, doors, window sashes or frames, door frames or sign belt.

(B) Tenant shall, during the term of this Lease, make all repairs and alterations to the property which Tenant is required to maintain and/or replace as hereinafter set forth, which may be necessary to maintain the same in good order, repair and condition or which may be required by any laws, ordinances, regulations or requirements of any public authorities having jurisdiction, subject only to the provisions of Articles 13 and 14; and Tenant shall upon the expiration or other termination of the term of this Lease remove its property and that of all persons claiming under it and shall yield up peaceably to Landlord the Demised Premises and all property therein other than property of Tenant or persons claiming under Tenant, well maintained and clean, and in good order, repair and condition, and subject only to the provisions of Articles 13 and 14, and shall then surrender all keys for the Demised Premises and shall inform Landlord of all combinations on locks, alarms and safes. The Tenant shall not change the door locks to the Demised Premises from the Landlord’s “Falcon” lock system without the Landlord’s written consent in each instance. The property which Tenant is required to maintain or replace is the Demised Premises and every part thereof, including, but without limitation, (I) the floor slab, and all walls, floors and ceilings, (II) the heating, ventilating air conditioning systems and all utilities (water, gas, electricity and sewerage) conduits, the sprinkler system (such maintenance excludes monitoring and regular testing of the sprinkler systems and fire alarms related thereto), fixtures, meters and equipment to the extent the same serve the Demised Premises (whether located inside or outside the Building, (III) stairways, landings, sidewalks and traffic lanes as well as the proper and regular sanding thereof, and (IV) all glass, windows, doors, window sashes and frame and door frames. Notwithstanding anything contained to the contrary herein, in the event any of the above-referenced items which the Tenant is herein required to maintain become inoperable and need to be replaced, the Landlord shall undertake to replace such item(s) and thereafter the Tenant will then be charged on a monthly basis for the five (5) year term of the Lease (or any extension thereof until the Lease Expiration Date or a later Lease Expiration Date thereof of in the event the Tenant exercises any extension rights) the cost of such Landlord Capital Expenditure amortized over the useful life of such item as determined by United State Internal Revenue Service tables for depreciation of such “useful life”. If any of the items listed above become inoperable and need to be replaced as a result of the Tenant’s use of such items the Landlord shall not be responsible to replace such items a a capital improvement and the Tenant shall be responsible to replace such item(s) at its own expense. Tenant shall at all times keep in full force and effect a full (all labor and materials included) service and maintenance contract, approved by Landlord, for the heating, ventilating, air conditioning systems of the Demised Premises. Notwithstanding anything contained to the contrary herein, in the event that any of the heating, air ventilating and air conditioning units (collectively “HV/AC Unit”) that currently serve the Demised Premises fails to function and cannot be repaired and therefore replacement of an HV/AC Unit is necessary the HV/AC Unit will be replaced by Landlord (hereinafter referred to as the “Landlord’s HV/AC Capital Expenditure”). Thereafter the Tenant will then be charged on a monthly basis for the five (5) year term of the Lease (or any extension thereof until the Lease Expiration Date or a later Lease

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Expiration Date thereof of in the event the Tenant exercises any extension rights) the cost of such Landlord HV/AC Capital Expenditure amortized over the useful life of fifteen (15) years. The Landlord’s HV/AC Capital Expenditure is limited to the HV/AC Units that currently serve the Demised Premises and does not extend to any additional HV/AC Units that the Tenant installs for the Tenant’s use of the Demised Premises. Notwithstanding the foregoing, Tenant shall not be under any obligation to make repairs or alterations to any of the property which Landlord is responsible for pursuant to Subsection (A) of this Section of the Lease, including the foundation, roof, exterior walls, structural columns or structural beams of the Building, except to the extent provided in Section (A) of this Article. Tenant specifically agrees to replace all glass damaged with glass of the same kind and quality. Tenant shall not be required to fully repaint the Demised Premises but shall be required to repair damaged walls and paint as need to maintain the Demised Premises in good order repair and condition during the Lease. At the expiration of the Lease Term or any early termination of the Lease Term, Tenant shall restore the Demised Premises to the same condition as the Demised Premises were in upon commencement of the term unless otherwise requested in writing by Landlord. Tenant shall be entitled to remove all laboratory or other equipment installed (excluding any Tenant installed heating, ventilating and air condition equipment and associated duct work unless instructed by the Landlord otherwise) at its own expense during the Lease and the Tenant covenants and warrants that it shall is obligated to repair all damage associated with the removal of any Tenant installed laboratory equipment and otherwise restore the Demised Premises to same condition the such Demised Premises were in prior to the installation of said Tenant installed laboratory equipment. Tenant shall save Landlord harmless and indemnify from all injury, loss, claim or damage to any person or property occasioned by, or growing out of, the installation of any Tenant installed Laboratory Equipment in addition to any and all other indemnification of the Landlord as described in this Lease. Tenant hereby acknowledges that the furniture listed on the attached Exhibit D is included as part of the Demised Premises for the duration of the Lease and said furniture is to be returned the Landlord in good order, repair and excepting normal wear and tear condition at the end of the Lease Term or any earlier termination of this Lease. Prior to the expiration of the Lease Term or any earlier expiration thereof the Landlord may require the Tenant to provide a Decommissioning Report which such report should include but not limited to: (i) a description of the type of laboratory activities that occurred on the premises and a list of chemicals and substances that were used at the Demised Premises; (ii) a description of the policies and practices used in the Demised Premises to prevent and address spills; (iii) a report by a licensed professional detailing decommissioning and decontamination activities that were undertaken prior to vacating the Demised Premises (areas of including lab hoods, vent stacks, chemical piping, chemical sink drains; and (iv) copy of any manifests or bills of lading for the shipment chemicals or waste products disposed of in the Demised Premises or no manifests or bills of lading are available a written description from the disposer of such chemicals or waste products of how such items were disposed of.

9. OUTDOOR AREA:

(A) Effective as of the Lease Commencement Date Tenant shall, within fifteen (15) days after delivery to Tenant of invoices in each case, reimburse Landlord as Additional Rent for 42.36% of the cost to Landlord of owning and maintaining the landscaped and parking areas of the Entire Parcel and the sidewalks, and traffic lanes

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thereof, including, without limitation, insuring, mowing, raking, fertilizing, pruning, trimming, barking, and other various exterior clean up and repairs, pest and rodent prevention and extermination, replacement of light bulbs and photo cells, restriping of parking spaces, cleaning and repairing catch basins and drainpipes, testing ground water and septic effluent, operating and maintaining lawn sprinklers, removing snow, ice and refuse from the parking areas, traffic lanes and sidewalks of the Entire Parcel and the roof of the Building, and, in addition thereto, a management fee for the foregoing equal to 42.36% of ten percent (10%) of the cost to Landlord of the foregoing. While the Landlord will remove snow and treat ice from the parking areas and sidewalks abutting the Building the Tenant agrees that it shall take reasonable measure to remove snow and ice from the landing, stairs and walkways abutting the Demised Premises particularly in cases of prolong snow and ice events. Tenant shall immediately remove all snow, ice and refuse from the sidewalks abutting the Demised Premises and nothing herein shall require Landlord to do any hand shoveling or hand sweeping or to use a so-called snow blower.

(B) Tenant shall allow any exterior lights upon the Demised Premises to remain in operation as determined by the photo cells or timers attached thereto by Landlord.

(C) Tenant shall not make any use, nor permit its employees or contractors to make any use, of the outdoor areas of the Entire Parcel or of the streets and driveway abutting the Demised Premises which shall damage such streets or driveways, including, without limitation, the overloading thereof. Any and all damage to such streets or driveways, ground surfaces, and other disturbed areas caused by the of Tenant or anyone claiming under Tenant, including without limitation, any employees or contractors shall be repaired and restored to the same condition that existed prior to the installation thereof.

(D) At no additional cost, Tenant shall be entitled to use any parking spaces located on the Entire Parcel for its employees or guests on a first come, first serve basis.

10. ALTERATIONS:

(A) Tenant agrees that neither Tenant nor anyone claiming under Tenant shall make any installations, alterations, additions or improvements (the “Improvements”) to or upon the Demised Premises, without the prior written consent of Landlord, except for non-structural alterations to the interior of the Building costing, in the aggregate, One Thousand Dollars ($1,000.00) or less. Landlord’s prior written consent shall not be unreasonably delayed, conditioned, or withheld and Landlord shall act reasonably in approving all plans and specification of Tenant’s Improvements. Notwithstanding any alteration to which Landlord may hereafter, in its reasonable discretion, consent to, Tenant shall restore the Demised Premises to the same condition as the Demised Premises were in upon commencement of the term unless otherwise requested in writing by Landlord. Tenant shall not bring any additional electrical service into the Demised Premises unless it is brought in underground over a route first approved by Landlord and unless Tenant restores the surface of the ground and other disturbed areas to the same condition that existed prior to the installation thereof. All installations, alterations, additions and improvements made to or upon the Demised Premises, whether made by Landlord or Tenant or any other person (except only signs, Tenant’s or movable trade fixtures installed in the Demised Premises prior to

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or during the term of this Lease at the sole cost of Tenant or any person claiming under Tenant) shall be deemed part of the Demised Premises and upon the expiration or other termination of the term of this Lease shall be at the Landlord’s sole discretion either fully restored in accordance with the above provisions of this paragraph or surrendered with the Demised Premises as a part thereof, in good condition and repair, without disturbance, molestation or injury. Movable trade fixtures shall include trade fixtures and other installations not affixed to the realty and trade fixtures and other installations affixed only by nails, bolts, or screws with prior permission of Landlord.

(B) Tenant shall procure all necessary permits before making any repairs, installations, alterations, additions, improvements or removals. Landlord shall cooperate with Tenant in obtaining such permits. Tenant agrees that all repairs, installations, alterations, additions, improvements and removals done by Tenant or anyone claiming under Tenant shall be done in a good and workmanlike manner, that the same shall be done in conformity with all laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction, that the structure of the Demised Premises shall not be endangered or impaired thereby, and that Tenant shall repair any and all damage caused by or resulting from any such repairs, installations, alterations, additions, improvements or removals, including, without limitation, the filling of holes. Tenant shall pay promptly when due all charges for labor and materials in connection with any work done by Tenant or anyone claiming under Tenant to or upon the Demised Premises so that the Demised Premises shall at all times are free of liens. Tenant shall save Landlord harmless from, and indemnify Landlord against, any and claims for injury, loss or damage to persons or property caused by or resulting from the doing of any such repairs, installations, alterations, additions, improvements and removals.

If any mechanic’s lien or other liens, charges or orders shall be filed against the whole or any part of Demised Premises as the result of the acts or omissions of Tenant or anyone claiming under Tenant or any claim against Tenant, Tenant shall cause the same to be canceled and discharged of record, or fully bonded by bonding company satisfactory to Landlord, within thirty (30) days after notice of filing thereof.

11. USE:

(A) Tenant agrees that during the term of this Lease, Demised Premises shall be used and occupied only for Office/Lab space and for parking incidental thereto, and for no other purposes without the prior written consent of Landlord (hereinafter referred to as “Permitted Use”). The Tenant represents and warrants that the aforementioned Permitted Use is the only use that it contemplates conducting at the Demised Premises and such representation and warranty shall survive the Lease Expiration Date or any extension of the Lease Term or any earlier termination of this Lease. The Tenant agrees to indemnify, hold harmless and defend the Landlord, its successors and assigns, from and against any loss, damage, claims, expenses or liability in connection with contamination for which the Tenant is responsible or that results from the failure of the Tenant to carry out its obligation under the Lease. Tenant agrees that during the term of this Lease and, notwithstanding anything in the immediately preceding sentence contained to the contrary: no use may be made of the Demised Premises which may be expected to attract parking, loading or unloading in excess of the facilities constructed therefore upon the Entire Parcel; neither Tenant nor any person claiming under Tenant shall unreasonably impede ingress or egress to, or use of, the

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loading areas of the Entire Parcel; no nuisance or waste shall be permitted in, upon or about the Demised Premises; no use or business shall be permitted or conducted in, upon or about the Demised Premises which shall be unlawful, improper, noisy or offensive, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction; the Tenant or its agents shall not conduct any public or private auction in, upon or about the Demised Premises without the written consent of the Landlord; the Demised Premises including, without limitation, any of the mechanical systems thereof, shall not be overloaded, damaged or defaced; Tenant shall not drill or make any holes in the stonework or brickwork or the roof of the Building or walls that are structural in nature without the written consent of the Landlord which such consent will not be unreasonably withheld; the utilities conduits in the Demised Premises shall not be overloaded or used for any purposes other than the purposes for which originally constructed; no foreign objects shall be deposited in the plumbing facilities of the Demised Premises; no ladders shall be placed against the flashing upon the perimeter of the Building; Tenant shall not permit the emission of any objectionable noise, smoke, fumes, dust or odor from the Demised Premises; Tenant shall procure all licenses and permits which may be required for any use made of the Demised Premises; all waste and refuse shall be stored in and removed from the Demised Premises in accordance with rules and regulations therefore as may be prescribed by Landlord and consistent with all local, state and federal regulations that may apply (hereinafter referred to as “Legal Requirements”); and no sign may be installed upon the Demised Premises which is visible from the exterior of the Building, without the consent of Landlord, except that one sign shall be erected upon the exterior of the Demised Premises which will be the type utilizing individual letters such as those in Landlord’s Hopkinton Industrial Park having letters not to exceed one foot in height and if Tenant includes an insignia in such sign, such insignia shall be separate and not over two feet in height and width at the highest and widest points. Landlord shall also include Tenant’s signage on the park street directory as soon as is practicable upon commencement of the Lease.

(B) As used in this Lease, the term “Hazardous Material” shall include, but is not limited to, flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “bio-chemical” or “toxic substances” now or subsequently regulated under any applicable federal, state or local Legal Requirements, including without limitation petroleum-based products. Except for standard cleaning materials, refrigerants, disinfectants, laundry detergents, or any other materials normally used and stored in the Demised Premises in connection with the Permitted Use and in compliance with Legal Requirements and in proper containers, Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Entire Parcel, Building or the Demised Premises by Tenant, its employees and/or agents.

(C) If Tenant violates the above prohibition and, as a result thereof, there is a violation of Legal Requirements, and/or there is contamination of the soil or surface or ground water at the Entire Parcel, Building and/or Demised Premises, or loss or damage to person(s) or property, then Tenant agrees to: (a) notify Landlord immediately of any contamination, claim of contamination, loss or damage, (b) after consultation with the Landlord, clean up the contamination in full compliance with all applicable Legal Requirements, and (c)

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indemnify, defend and hold Landlord harmless from and against any claims and/or causes of action arising from or connected with any such contamination, claim of contamination, loss or damage. Tenant agrees to fully cooperate with Landlord and provide such documents, affidavits and information as may be requested by Landlord (i) to comply with any environmental Legal Requirements, (ii) to comply with the request of any Secured Party, purchaser, or tenant, and/or (iii) for any other reason deemed necessary by Landlord in its sole discretion. Landlord shall have the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter upon the Demised Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under or emanating from the Demised Premises or the Building and/or the Entire Parcel in violation of Tenant’s obligations under this Lease or under any Legal Requirement regulating Hazardous Materials. The provisions of this Article 11 shall survive the expiration or earlier termination of this Lease.

12. INDEMNITY AND INSURANCE:

(A) During the term of this Lease, and at any other time while Tenant or any person claiming under Tenant shall be upon the Entire Parcel, Tenant shall save Landlord harmless from, and defend and indemnify Landlord against any and all injury, loss or damage, and any and all claims for injury, loss or damage, of whatever nature (i) caused by or resulting from, or claimed to have been caused by or to have resulted from, any negligent act or omission of Tenant or any person claiming under Tenant (including without limitation, subtenants of Tenant and employees and contractors of Tenant and its subtenants) no matter where occurring, and (ii) occurring in, upon or about the Demised Premises or in connection with the use, occupancy or control thereof, no matter how caused. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in connection with any and such injury, loss or damage or any such claim, or any proceeding brought thereon or the defense thereof. If Tenant or any person claiming under Tenant or the whole or any part of the property of the Tenant or any person claiming under Tenant shall be injured, lost or damaged by theft, fire, water, steam or in an other way or manner, whether similar or dissimilar to the foregoing, then, to the extent permitted by law, no part of said injury, loss or damage shall be borne by Landlord, its employees or its agents.

(B) Tenant shall maintain commercial general liability insurance, with respect to the Demised Premises and its appurtenances, issued by an insurance company with an AM Best Rating of “A” or better, naming Landlord and Tenant and any designees of Landlord as additional insureds, in amounts of not less than One Million Dollars ($1,000,000.00) with respect to injuries to any one person and not less than Three Million Dollars ($3,000,000.00) with respect to injuries suffered in any one accident and not less than One Hundred Thousand Dollars ($100,000.00) with respect to property, or such greater amounts as shall be required the holder of any mortgage upon the Demised Premises or premises of which the Demised Premises are a part. The Tenant shall maintain a automotive insurance with a combined single limit bodily injury and property damage in of not less than One Million Dollars ($1,000,000.00). The Tenant shall also provide to the Landlord evidence of Workers’ Compensation

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Insurance in the amounts as then required by statute. Tenant shall deliver to Landlord the policies of such insurance, or certificates thereof, prior to the commencement of the term of this Lease and each renewal policy or certificate thereof in form acceptable to Landlord, at least prior to the expiration of the policy it renews. All such insurance policies shall provide that such policies shall not be canceled or changed without at least thirty (30) days’ notice to Landlord except for cancellation due to non-payment of premium which shall be subject to ten (10) days’ notice to Landlord.

13. FIRE AND OTHER CASUALTY:

(A) If the Demised Premises shall be damaged or destroyed by fire or other casualty, then Tenant shall give notice thereof to Landlord, and except as hereinafter otherwise provided, Landlord shall, within reasonable time thereafter, repair or restore the Demised Premises to substantially the same condition the Demised Premises were in prior to such casualty. Notwithstanding the foregoing, Landlord shall not be obligated to spend for such repairs and restoration any amount in excess of such insurance proceeds, if any, as shall be paid to Landlord as the result of such damage or destruction, and subject to the prior rights thereto, if any, of any mortgagees. If the damage to the Demised Premises should be so extensive as to render the whole or any part thereof untenable or unsuitable for use and occupancy by Tenant, a just proportion of the Minimum Rent, according to the nature and extent of the injury to the Demised Premises, shall be suspended or abated until occupancy the Demised Premises shall be repaired or restored as provided in the first sentence of this Section (A). It is agreed and understood that if during the term of this Lease either the Demised Premises or the Building shall be damaged or destroyed as aforesaid to the extent of twenty five percent (25%) or more of their insurable value, Landlord or Tenant, at either of their election, may terminate the term of this Lease by a notice to the other within thirty (30) days after such damage or destruction. It is also agreed and understood that if during the last six (6) months of the term of this Lease the Demised Premises shall be damaged or destroyed as aforesaid to the extent of twenty five percent (25%) or more of their insurable value, Tenant at its election, may terminate the term of this Lease by a notice to Landlord within thirty (30) days after such damage or destruction. In the event of any termination of the term of this Lease pursuant to the provisions of this Article, the termination shall be effective on the fifteenth (15th) day after the giving of the notice of termination. A just proportion of the Minimum Rent, according to the nature and extent of the injury to the Demised Premises, shall be suspended or abated until the time of termination, and Minimum Rent shall be apportioned as of the time of termination. If Landlord is required or elects to repair or restore the Demised Premises as hereinabove provided, then Tenant shall resume its business therein. If Landlord shall not substantially complete repair and restoration of the Demised Premises to the extent required under this Section (A) on or before the one hundred eightieth (180th) day following the occurrence of such casualty (“the Deadline”), then the term of this Lease shall terminate upon the Deadline unless prior to the Deadline Tenant shall give notice to the Landlord that Tenant then elects to continue the term of this Lease thereafter, and if Tenant shall so elect then this sentence shall thereafter be void and of no further force or effect.

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(B) Throughout the Lease Term, Landlord shall maintain in full force such fire and casualty insurance with respect to the Building and the Demised Premises as shall from time to time be required by the holder of a first mortgage upon the Entire Parcel or if no such insurance is required, such insurance as a prudent property owner would customarily carry. The cost to Landlord of any insurance which Landlord shall maintain with respect to the Demised Premises, the Building and/or the Entire Parcel, including, without limitation, fire, so-called extended coverage, rent insurance, agreed amount, inflation guard, all risk and/or difference-in-conditions coverage, and general comprehensive public liability insurance, is herein referred to as “Landlord’s insurance cost.” Landlord shall supply to Tenant from time to time upon request of Tenant certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent.

If Landlord’s insurance cost for any calendar year shall exceed Five Thousand Nine Hundred Sixty Four Dollars ($5,964.00) Tenant shall pay 42.36% of such excess to Landlord within fifteen (15) days after Landlord shall give Tenant notice of such cost thereof in each case. For the calendar year during which the month of this Lease shall commence and terminate, Tenant shall pay a pro rata portion of such excess. The reasonable determination of Landlord’s insurance agent with respect to the amount of any such excess shall be conclusive and finally determinative for purposes hereof. Nothing in this Section (B) shall be deemed to limit in any way the obligations of Tenant contained in this Lease with respect to the maintaining of any type of insurance whatsoever.

(C) Tenant shall not do, or suffer to be done, or keep, or suffer to be kept, or omit to do, anything in, upon or about the Demised Premises, the Building and/or the Entire Parcel which may prevent the obtaining of any insurance on, or with respect to the Demised Premises, the Building and/or the Entire Parcel or on any property therein, including, without limitation, fire, extended coverage, public liability insurance and any other insurance referred to in Section (A) hereof, or which may make void or voidable any such insurance or which may create any extra premiums for, or increase the rate of, any such insurance. If anything shall be done or kept or omitted to be done in, upon or about the Demised Premises which shall create any increased or extra premiums for or increase the rate of, any such insurance, then, in addition to all other rights and remedies which Landlord may have as a result thereof, Tenant shall pay the increased cost of the same to Landlord upon demand. In determining whether extra or increased premiums are the result of Tenant’s use of the Demised Premises a Schedule issued by the organization making the rates applicable to the Demised Premises, or a certificate of Landlord’s insurance agent, showing the components of such rates, shall be conclusive evidence of the items and charges which comprise the rate of any such insurance and any increase therein and extra charge therefore.

14. EMINENT DOMAIN:

(A) If after the execution of this Lease and prior to the expiration of the term of this Lease the whole of the Demised Premises shall be taken under the power of eminent domain, or acquired for any public or quasi-public use by deed in lieu thereof, then the term of this Lease shall cease as of the time when Landlord shall be divested of its title in the Demised Premises, and Minimum Rent shall be apportioned and adjusted as of time of termination.

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(B) If only a part of the Entire Parcel shall be taken under the power of eminent domain, or acquired for any public or quasi-public use by deed in lieu thereof and if as a result thereof the paved area of the Entire Parcel shall be reduced by more than twenty percent (20%) or the ground floor area of the Building shall be reduced by more than ten percent (10%), and the part remaining shall not be reasonably adequate for the operation of business conducted in the Demised Premises prior to the taking, either Landlord or Tenant may, at its election terminate the term of this Lease by giving the other notice of the exercise of its election within twenty days (20) after it shall receive notice of such taking, and termination shall be effective as of the time that possession of the part so taken shall be required for public or quasi-public use, and Minimum Rent shall be apportioned and adjusted as of the time of termination. If only a part of the Demised Premises shall be taken under the power of eminent domain or so acquired and if the term of this Lease shall not be terminated as aforesaid, then the term of this Lease shall continue in full force and effect and Landlord shall, within a reasonable time after possession is required for public use, repair and restore what may remain of the Entire Parcel and the Demised Premises subject to reduction in area as a result thereof and subject to then existing building and zoning codes, and a just proportion of the Minimum Rent, according to the nature and extent of the injury to the Demised Premises, shall be suspended or abated until what may remain of the Demised Premises shall be put into such condition by Landlord, and thereafter proportion of the Minimum Rent shall be abated for the balance of the term of this Lease, said proportion to be computed on the basis of the relationship which the ground floor area of the Demised Premises rendered unusable bears to the ground floor area of the Demised Premises immediately prior thereto. Notwithstanding the foregoing, Landlord shall not be obligated to make any such repairs and restoration under this Article which shall cost Landlord any amount in excess of such damages as shall be paid to Landlord as the result of such taking or deed and not required to be paid by Landlord to the holders of any mortgages upon the Entire Parcel.

(C) Landlord reserves to itself, and Tenant assigns to Landlord, all rights to damages accruing on account of any taking under the power of eminent domain or by reason of any such act of any public or quasi-public authority for which damages are payable. Tenant agrees to execute such instruments of assignment as may be reasonably required by Landlord in any proceeding for the recovery of such damages if requested by Landlord, and to pay over to Landlord any damages that may be recovered in said proceeding. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for movable trade fixtures installed by Tenant or any person claiming under Tenant at the sole cost of Tenant or any person claiming under Tenant.

15. DEFAULTS:

(A) All Minimum Rent and Additional Rent and other charges and amounts due and payable under this Lease from Tenant to Landlord shall be payable and paid without demand and without any deduction, defense, counterclaim or set-off whatsoever. If Landlord shall default under this Lease, Tenant’s sole remedies shall be injunctive relief and/or damages, and Tenant shall not have the right to terminate this Lease or withhold any rent, charge or amount hereunder as a result thereof. A default by the Tenant under this Lease shall be deemed a default under all other Leases Tenant or its affiliates may now have or subsequently enter into with Landlord or the Landlord’s affiliates, O’Brien Investment Management, LLC or O’Brien Investment Partners, LLC.

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(B)(1) If Tenant shall default in the payment of any Minimum Rent required of Tenant and such default shall continue for five business (5) days after notice thereof from Landlord (with Landlord not obligated to provide such notice more than once in any calendar year), or (2) if Tenant shall default in the performance or observance of any other agreement or condition on its part to be performed or observed and if Tenant shall fail to cure said default within thirty (30) days after receipt of notice of said default from Landlord, or (3) if any person shall levy upon, or take, this Leasehold interest or any part thereof upon execution, attachment or other process of law, or (4) if Tenant or any guarantor of Tenant’s obligations under this Lease shall make an assignment of its property for the benefit of creditors, or (5) if Tenant or any guarantor of Tenant’s obligations under this Lease shall be declared bankrupt or insolvent according to law, or (6) if any bankruptcy, insolvency, reorganization or arrangement proceedings shall be commenced by Tenant, or (7) if any bankruptcy, insolvency, reorganization or arrangement proceedings shall be commenced against Tenant or any guarantor of Tenant’s obligations under this Lease, or if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant’s property, and shall not be dismissed within thirty (30) days thereafter, or (8) the termination or purported termination of any guaranty for the Tenant’s obligations under this Lease, or (9) if Tenant shall abandon Demised Premises; (10) the death of any personal guarantor, or (11) the failure of any successor in interest to a corporate guarantor to ratify a corporate guaranty (12) the insolvency, business failure, appointment of a receiver or any other judicial officer or agent to take charge of any of the Demised Premises of any personal or corporate guarantor of this Lease, assignment for the benefit of creditors or commission of any other act of bankruptcy, the filing of a petition or application under any state or federal bankruptcy, insolvency, or debtor’s relief law by the any personal or corporate guarantor of this Lease or any endorser hereof or (13) the filing of any petition or application under any state or Federal bankruptcy, insolvency, or debtor’s relief law against any personal or corporate guarantor of this Lease or any endorser hereof by any third party if not discharged within sixty (60) days of such filing or (14) if the Tenant or its employees and/or agents conduct a public or private auction in, upon or about the Property of the Demised Premises; or (15) the failure of the Tenant to provide upon written request of the Landlord copies of the Tenant’s current financial statements with a reasonable time after the Landlord’s request then, in any of said events, Landlord lawfully and immediately or at any time thereafter, and without any further notice or demand, enter into and upon the Demised Premises or any part thereof in the name of the whole, by force or otherwise, and hold the Demised Premises as if this Lease had not been made, and expel Tenant and those claiming under it and remove its or their property (forcibly, if necessary) without being taken or deemed to be guilty of any manner of any trespass (or Landlord may send written notice to Tenant of the termination of the term of this Lease), and upon entry as aforesaid (or in the event that Landlord shall send to Tenant notice of termination as above provided, on the fifth (5th) business day next following the date of the sending of such notice), the term of this Lease shall terminate. A default by Tenant under this Lease shall be deemed a default under all other Leases Tenant may have with Landlord or the Landlord’s affiliates, O’Brien Investment Management or O’Brien Investment Partners, LLC.

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(C) In case of any such termination, the entire unpaid rent (Minimum and Additional Rent) due for the remaining term of this Lease shall become immediately due and payable as a liquidated damage in addition to and including but not limited to all costs and expenses associated any required restoration of the Demised Premises in the event the Tenant fails to restore the Demised Premises to the same condition said Demised Premises were prior to the Commencement Date. It is understood and agreed that at the time of the termination or at any time thereafter, Landlord may rent the Demised Premises upon any terms and conditions as Landlord may in its sole discretion determine, and for a term which may expire after the expiration of the term of this Lease, without releasing Tenant from any liability whatsoever, that Tenant shall be liable for any expenses incurred by Landlord in connection with obtaining possession of the Demised Premises, with removing from the Demised Premises property of Tenant and persons claiming under it (including, without limitation, warehouse charges), with putting the Demised Premises into good condition for reletting, and with any reletting, including, without limitation, expenses for protecting, redecorating, repairing, restoring, subdividing and altering the Demised Premises, that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of rent and all other payments then due or which may thereafter become due from Tenant to Landlord and that Tenant shall be responsible to reimburse Landlord for attorney’s fees and broker’s incurred in exercising any of Landlord’s rights under this Lease, including but not limited to actions to recover damages based on the Tenant’s failure to repair, restore or maintain the Demised Premises in good order, repair and condition as described in this Lease.

16. ASSIGNMENT:

(A) Tenant shall not assign, mortgage, pledge or otherwise encumber this Lease or any interest therein, or sublet the whole or any part of the Demised Premises, without obtaining on each occasion the written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed provided the proposed assignee is of equal or greater creditworthiness as the Tenant as reasonably determined by the the Landlord. The foregoing prohibition against assignment and subletting shall not be construed to prohibit an assignment or subletting by operation of law. The foregoing prohibition shall not prohibit the assignment of this Lease, or subletting of the Demised Premises, to a business organization affiliated with Tenant, but, notwithstanding such assignment, Tenant shall remain fully, primarily and unconditionally liable under this Lease and shall not thereby be released from the performance and observance of all the agreements and conditions on the part of Tenant to be performed or observed hereunder. No assignment under the immediately preceding sentence and no other assignment or other transfer of Tenant’s interest in this Lease to which Landlord may hereafter consent shall be effective unless and until the assignee or transferee thereunder shall deliver to Landlord, a copy of the assignment or transfer thereto which contains an agreement on the part of the assignee or sublessee to perform and observe all of the terms and conditions on the part of Tenant to be performed or observed under this Lease (to the extent applicable to the sublessee). A business organization shall be deemed to be affiliated with any corporation (a) if such business organization controls such corporation either directly by ownership or a majority of its voting stock or, if publicly held, of such minority thereof as to give it substantial control of such corporation, or indirectly by ownership of such majority of voting stock of another business corporation so controlling such corporation, or (b) if such business organization is so controlled by another business organization so controlling such corporation, or (c) if such business organization and such corporation are substantially controlled by the same stockholders or their families.

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(B) Notwithstanding anything to the contrary contained in Subsection (A) of this Section or anywhere else in this Lease, Tenant may, without Landlord’s prior written consent, but upon notice to Landlord, sublet all or any portion of the Premises or assign Tenant’s interest in this Lease to: (a) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; or (b) a successor entity to Tenant resulting from merger, consolidation, non-bankruptcy reorganization, or government action. Transfers of beneficial interests in Tenant shall not constitute “assignments” under this Lease.

17. WAIVER OF SUBROGATION:

Each of Landlord and Tenant hereby releases the other, to the extent of its insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty covered by its insurance, even if such fire, or other casualty shall be brought about by the fault or negligence of the other party, or any persons claiming under it, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the releasor’s policies of insurance covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of the releasor to recover thereunder. Each of Landlord and Tenant agrees that its fire and other casualty insurance policies will include such a clause so long as the same is obtainable and is includible without extra cost, or if extra cost is chargeable, therefore, so long as the other part pays such extra cost. If extra cost is chargeable therefore, each party will advise the other thereof and the amount thereof, and the other party at its election, may pay the same but shall not be obligated to do so.

18. SUBORDINATION TO MORTGAGES:

Tenant agrees that upon the request of Landlord and receipt of a commercially customary non-disturbance agreement, Tenant shall subordinate this Lease and the lien hereof to the lien of any present or future mortgage or mortgages upon the Demised Premises or any property of which the Demised Premises are a part, irrespective of the time of execution or time of recording of any such mortgage or mortgages. Upon the request of Landlord, Tenant shall execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination and shall agree, in substance, that, if the holder of any such mortgage or any person claiming thereunder, including, without limitation, a purchaser at foreclosure or by deed in lieu of foreclosure, shall succeed to the interest of Landlord in this Lease, Tenant shall recognize, and attorn to, such holder or other person as its Landlord under this Lease, and shall enter into such further agreements with such mortgagee confirming the same as such mortgagee shall request. Tenant also agrees that if it shall fail at any time to execute, acknowledge or deliver any such instrument requested by Landlord, Landlord may, in addition to any other remedies available to it, execute, acknowledge and deliver such instrument as the attorney-in-fact of Tenant and in Tenant’s name; and Tenant hereby makes, constitutes and irrevocably appoints Landlord as its attorney-in-fact for that purpose. The word “mortgage” as used herein includes mortgages, deeds of trust, ground leases, master leases, and other similar instruments and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.

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19. ACCESS TO PREMISES:

(A) Landlord, the Landlord’s employee and/or the Landlord’s agents shall have the right to enter upon the Demised Premises or any part thereof, without charge, at any time during normal business hours after providing Tenant with verbal, twenty-four (24) hour notice, and in case of emergency, at any time, to inspect the same, to show the Demised Premises to prospective purchasers, mortgagees or Tenants, to make or facilitate any repairs, alterations, additions or improvements to the Demised Premises and/or the Building, including, without limitation, to install and maintain in, and remove from, any part of the Demised Premises, pipes, wires and other conduits (but nothing in this Article 19 contained shall obligate Landlord to make any repairs, alterations, additions, or improvements); and Tenant shall not be entitled to any abatement or reduction of rent or damages by reason of any of the foregoing. For the period commencing nine (9) months prior to the expiration of the term of this Lease, Landlord may maintain “For Lease” signs on the front or any part of the exterior of the Demised Premises but not on the interior windows of the Demised Premises. Notwithstanding anything to the contrary herein, Landlord shall use reasonable discretion in entering the Demised Premises and shall act reasonably to avoid causing any interference to Tenant’s Permitted Use of the Demised Premises.

(B) Landlord covenants and agrees that Tenant shall have access to and the right to use the Demised Premises at all times, twenty-four (24) hours per day and three hundred sixty-five (365) days per year during the Lease Term.

20. HOLDING OVER:

If Tenant or any person claiming under Tenant shall remain in possession of the Demised Premises or any part thereof after the expiration of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, prior to the acceptance of rent by Landlord the person remaining in possession shall be deemed a Tenant-at-sufferance. After acceptance of rent by Landlord, the person remaining in possession shall be deemed a Tenant from calendar month to calendar month subject to the provisions of this Lease insofar as the same may be made applicable to a tenancy from month to month; except that during such tenancy from month to month, Minimum Rent shall be payable at a rate three times the rate in effect immediately prior to the expiration of the term. This provision is used due to the uncertainty created by the Tenant failing to vacate the premises at the expiration of the Lease term. Tenant’s failure to complete restoration shall be construed as a holdover until such time as restoration is complete.

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21. WAIVERS:

Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by either party of any rights hereunder. No waiver by either party at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by Tenant shall require Landlord’s consent or approval, Landlord’s consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon or upon a letter accompanying said check that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy. Any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by either party or not, shall be deemed to be in exclusion of any other, and any two or more or all of such rights and remedies may be exercised at the same time.

22. RULES AND REGULATIONS:

Tenant shall observe and comply with, and will cause its subtenants, and its and their employees and agents, to observe and comply with reasonable rules and regulations from time to time promulgated by Landlord for the benefit and prosperity of the Industrial Park, including without limitation, the prohibition or restriction of any activities upon the outdoor areas of the Demised Premises other than parking, loading and unloading. However, neither Tenant nor any person claiming under it shall be bound by any such rules and regulations until such time Tenant receives a copy thereof.

23. QUIET ENJOYMENT:

Landlord agrees that upon Tenant’s paying Minimum and Additional Rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises during the term of this Lease without any manner of hindrance or molestation from Landlord or any person claiming under Landlord, subject however, to the terms of this Lease.

24. FAILURE OF PERFORMANCE:

If Tenant shall make any default or defaults under this Lease and shall fail to cure the same within five (5) days after Landlord gives Tenant notice thereof, then, Landlord may, at its election, immediately or at any time thereafter, without waiving any claim for breach of agreement, and without further notice to Tenant, cure default or defaults for the account of Tenant, except when reasonably deemed necessary by Landlord to prevent injury to person or property Landlord may cure such default without waiting five (5) days, but after notice to Tenant, and, in either case, the cost to Landlord thereof shall be deemed to be Additional Rent due upon demand and shall be added to the installment of rent next accruing or to any subsequent installment of rent, at the election Landlord.

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25. MISCELLANEOUS:

(A) The words “Landlord” and “Tenant” and the pronouns referring thereto, as used in the Lease, shall mean, where the context requires or admits, the persons named herein as Landlord and as Tenant, respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural masculine, feminine or neuter. Except as hereinafter provided otherwise, the agreements and conditions in this Lease contained on the part of Landlord to be perform or observed shall be binding upon Landlord and its heirs legal representatives, successors and assigns and shall enure to the benefit of Tenant and its heirs, legal representatives, successors, and assigns; and the agreements and conditions on the part of Tenant to be performed or observed shall be binding upon Tenant an heirs, legal representatives, successors and assigns shall enure to the benefit of Landlord and its heirs, legal representatives, successors and assigns. Two persons shall be deemed affiliated if (i) one controls the other either directly by ownership of a majority its voting stock or of such minority thereof as to give it substantial control of the other, or indirectly by ownership of such a majority of the voting stock of a third company so controlling the other or (ii) if one controlled by a third company (or by individuals) so controlling the other. The word “Landlord”, as used herein, means only the owner for the time being of Landlord’s interest in this Lease, that is, in the event of any transfer of Landlord’s interest in this Lease transferor shall cease to be liable, and shall be released from all liability for the performance or observance of any agreements or conditions on the part of the Landlord to be performed or observed subsequent to the time of said transfer, it being understood and agreed that from and after said transfer the transferee shall be liable for performance and observance of said agreements and conditions. No trustee, shareholder or beneficiary of any trust and no partner, venturer or participant in any joint venture or partnership and no individual, group of individuals, partnership, joint venture, trust, corporation or other entity (and no officer or director thereof) who or which hold Landlord’s interest in this Lease shall be personally liable for any of the agreements, express or implied, hereunder, except that such agreements shall, as the case may be, be binding (i) upon the trustees of said trust as trustees, but not individually, and upon the trust estate, or (ii) upon an individual, group of individuals jointly and severally, joint venture, partnership, corporation or other entity only to the extent of his, its or their ownership interest in the Demised Premises, and subject to the prior rights of the holders of any mortgages upon the Demised Premise and/or the Entire Parcel and/or premises of which the Entire Parcel is a part.

(B) It is agreed that if any provisions of this Lease shall be determined to be void by any court of competent jurisdiction then such determination shall not affect any other provisions of this Lease, all of which other provisions shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

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(C) This instrument, including all Exhibits, contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way except by a writing subscribed by both parties.

(D) At any time after the Lease Commencement Date and within fifteen (15) days after receipt by Tenant of a written request from Landlord, Tenant shall acknowledge in writing to Landlord or any mortgagee or prospective mortgagee or other person designated by Landlord that all the construction required of Landlord (identified as the Landlord Improvements set out in Section 34 and Exhibit C of this Lease) has been completed, that Tenant has accepted possession of the Demised Premises, that Landlord is not in default under this Lease, if such be the case, or otherwise specifying each such default in detail, that Tenant has no right of set-off against rents for any reason and no defenses against the enforcement of any provision in this Lease contained, if such be the case, that no Minimum Rent has been paid in advance except for the then current month and for the security deposit so provided in Article 5, if such be the case, that this Lease is in full force and effect and has not been assigned or amended in any way, and any other information reasonably requested.

(E) Wherever in this Lease provision is made for the doing of any act by any person it is understood and agreed that said act shall be done by such person at its own cost and expense unless a contrary intent is expressed.

(F) This Lease shall not be recorded, nor shall a Notice of Lease describing the Demised Premises or the Lease Terms be recorded without the written consent of the Landlord. If the precise calendar date on which the term of this Lease commences shall not be specified therein, then at the request of either party the other party shall execute, acknowledge and deliver any instrument amending the foregoing instrument of record to give notice of the precise calendar date on which the term of this Lease commenced and shall terminate. All governmental charges attributable to the execution or recording to any of the foregoing shall be paid by the party requesting the same.

(G) This instrument shall be construed in accordance with the laws of the Commonwealth of Massachusetts and Landlord and Tenant each irrevocably submit to the jurisdiction of Massachusetts state courts or federal courts sitting in Massachusetts for any claims or causes of action brought by either party to enforce its rights under this Lease.

(H) The Tenant and the Landlord each hereby knowingly, voluntarily, and intentionally, and after an opportunity to consult with legal counsel, waive any and all rights to a trial by jury in any action or proceeding in connection with this Lease, the obligations, all matters contemplated hereby and documents executed in connection herewith. The Tenant certifies that neither the Landlord nor any of its representatives, agents or counsel has represented, expressly or otherwise, that the Landlord would not in the event of any such proceeding seek to enforce this waiver of right to trial by jury.

Initials: JPF. SPM.	21

(I) Landlord represents to the best of its knowledge o Tenant that (a) the Building and the Demised Premises are in material compliance with all applicable zoning, land use and environmental laws and agreements and the requirements of all easement and encumbrance documents and (b) Landlord holds fee simple title to the Entire Parcel, subject to no mortgage other than Avida Bank () Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (e) no other party has any possessory right to the Demised Premises or has claimed the same for the duration of, or any portion of, the Lease Term.

26. DELAYS:

(A) In any case where either party hereto is required to do any act other than the payment of money, delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, material or equipment, government regulations or other causes beyond such party’s reasonable control shall not be counted in determining the time during which such work shall be completed, whether such time be designated by a fixed time or “a reasonable time”. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in the collection of such proceeds and awards.

27. NOTICES:

All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If given to Tenant, the same shall be mailed before the Commencement Date to Tenant, Spring Bank Pharmaceuticals, Inc., at 113 Cedar Street, Suite S-7, Milford, Massachusetts 01757 and after the Commencement Date to Tenant, Spring Bank Pharmaceuticals, Inc., at 86 South Street, Hopkinton, Massachusetts 01748 and if given to Landlord, the same shall be mailed to Landlord, JEEBO Management, LLC c/o O’Brien Investment Partners, LLC, P. O. Box 1250, Concord, Massachusetts 01742. Landlord will accept no change of Tenant’s address in this notice clause without a fully executed amendment to this Lease signed and executed by Landlord and Tenant. The Landlord and Tenant hereby agree to promptly sign such amendment if so requested to by the other.

28. CAPTIONS:

The captions used as headings for the various Articles of this Lease are used only as a matter of convenience for reference, and are not to be considered a part of this Lease or to be used in determining the intent of the parties of this Lease.

29. BROKERS COMMISSION:

Tenant hereby represents and warrants to Landlord that Tenant has dealt with no brokers in connection with this Lease other than Colliers International, O’Brien Commercial Properties, Inc., and Greater Boston Commercial Properties, Inc., (hereinafter referred to collectively as the “Broker”). Tenant shall save Landlord harmless from, and indemnify Landlord against, all loss or damage (including without limitation the cost of defending same) arising from any claim by any other brokers alleging they have dealt with Tenant.

Initials: JPF. SPM.	22

30. LANDLORD LIABILITY:

This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. No owner of the Demised Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Demised Premises or the Building. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Demised Premises, but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, member, manager, trustee, director, employee, advisor or beneficiary (any such party, a “Landlord Related Party”) of Landlord or any partner, trustee, manager, stockholder, officer, member, director, employee, advisor or beneficiary of any of the foregoing, shall be personally liable under this Lease, and Tenant shall look solely to Landlord’s interest in the Demised Premises in pursuit of its remedies upon an event of default by Landlord hereunder, and the general assets of Landlord, any Landlord Related Party, and the partners, trustees, stockholders, members, officers, employees, advisors or beneficiary of any of the foregoing, shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant. In no event shall either Landlord or Tenant be liable to the other party hereunder for any special or consequential damages, or for damages due to loss of business or income.

31. Intentionally Deleted.

32. OPTION TO EXTEND:

Tenant shall have a one (1) time right, at its election, to extend the original term of this Lease for an additional period of Five (5) years commencing upon the expiration of the original term (“Extended Lease Term”), provided that Tenant shall give Landlord written notice of the exercise of its election at least nine (9) months prior to the expiration of the original term and further provided that at the time of the exercise of said election Tenant shall not be in default under this Lease and subject to the terms of Article 33 below. The expression “the original term” means the Lease Term referred to in Article 2. Prior to the exercise by Tenant of said election to extend the original term, the expression “the term of this Lease” or any equivalent expression shall mean the original term as it may have been then extended. Except as expressly otherwise provided in this Lease, all the agreements and conditions in this Lease contained shall apply to said additional period for which the original term shall be extended as aforesaid.

33. OPTION MINIMUM RENT:

Within ten (10) business days after Landlord’s receipt of Tenant’s exercise of its Option to Extend as described in Article 32 above, the Landlord shall designate to the Tenant an Option Minimum Rent of not less than an increase of Fifty Cents (.50) per foot over the then current Minimum Rent for the first year of Extended Lease Term and an annual increases of additional Fifty Cents (.50) per square foot for each remaining year of the Extended Lease Term. Tenant shall have ten (10) business days to either accept or reject the Landlord’s proposed Option Minimum Rent for the Extended Lease Term. In the event the Tenant reject or fails to accept the Landlord’s proposed Option Minimum Rent the Tenant rights to extend the Lease Term shall lapse and Tenant shall have no further rights hereunder to extend said Lease Term.

Initials: JPF. SPM.	23

34. LANDLORD IMPROVEMENTS:

Landlord shall use best efforts to complete the Landlord Improvements in a good and workmanlike manner as described on the attached Exhibit C as soon as practicable before the Lease Commencement Date.

35. RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE:

Subject to such rights as may exist on the date of this Lease in favor of other tenants of the Building, in the event any space in the Building shall become available for leasing, Landlord shall give written notice (“Landlord’s Leasing Notice”) to Tenant of the availability (or anticipated availability) of such space, setting forth the terms and conditions on which Landlord would lease such space to Tenant. Such terms and conditions shall (i) include a Lease Term for the additional space that is co-terminus with the remainder of Tenant’s Lease Term at that time and (ii) offer the additional space on the same terms and conditions (other than rent) of this Lease. Tenant shall have the right, exercisable by written notice to Landlord within ten (10) days after the receipt of the Landlord’s Leasing Notice to lease such space on the terms and conditions set forth in Landlord’s Leasing Notice. If Tenant shall not elect to lease such space within the time period provided in the preceding sentence, Landlord shall be free in its sole and absolute discretion to lease such space at any time, to any tenant and on any terms and conditions.

36. JURY WAIVER:

The Tenant and the Landlord each hereby knowingly, voluntarily, and intentionally waive any and all rights to a trial by jury in any action or proceeding in connection with this Lease, the obligations, all matters contemplated hereby and documents executed in connection herewith.

[Remainder of page left blank; signatures appear on next page]

Initials: JPF. SPM.	24

IN WITNESS WHEREOF, the parties hereto have executed and delivered this instrument, under seal, all as of the day and year shown herein.

Landlord:	Tenant:
JEEBO Management, LLC	Spring Bank Pharmaceuticals, Inc.

By:	By:

/s/ Steven P. Murphy	/s/ Jonathan Freve
Steven P. Murphy	Jonathan Freve
Its: Manager and Authorized Person	Its: Chief Financial Officer

3/31/16	3/24/16
DATE	DATE

Initials: JPF. SPM.	25

EXHIBIT A

[See Attached]

Initials: JPF	26

Exhibit A

Site Plan

DRIVEWAY CALLED AVENUE C
AREA III
9,600 SQ.FT.
AREA II
7,000 SQ.FT.
AREA I
12,200 SQ.FT.
86 South Street
Hopkinton, MA
28,800 Square Foot
Freestanding Building
SOUTH STREET

86 South Street
Hopkinton, MA

28,800 Sq. Ft.
Single Story
Brick Office
Lab & Flex
Building

Total Size
28,800 SQ. FT

Area I
12,200 SQ. FT.

Area II
7,000 SQ. FT.

Area III
9,600 SQ. FT.

LEASING BY:

COMMERCIAL
O'BRIEN
PROPERTIES, INC

EXHIBIT B

[See Attached]

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Exhibit B

O'BRIEN

86 South Street
Hopkinton, MA

28,800 Sq. Ft. Single Story Brick Office Lab & Flex Building

Total Size
28,800 SQ. FT

Area I
12,200 SQ. FT.

Area II
7,000 SQ. FT.

Area III
9,600 SQ. FT.

EXHIBIT C

[See Attached]

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Exhibit C

Landlord work at 86 South Street:

Front Office/Reception area: includes reception, large workroom with cubicles, all offices along front and side of the building, the conference room off reception, the hall, two bathrooms and kitchen area. The “server room” isn’t included.

1)	Walls: Remove all nails, screws, hooks, etc from all walls. Patch all walls as needed. Re-paint all walls as needed with paint matching the creamy white paint that is currently in the majority of the area.

2)	Trim and doors: clean and/or touch up with matching paint all the trim and doors.

3)	Lights: All lights should be in good working order. Repair fixtures or replace bulbs and/or ballast as needed.

4)	Exit signs/lights: all should be functioning. Repair as needed.

5)	Ceiling tiles: replace damaged or stained tiles, if any. In conference room, coil wires into ceiling and replace cut tile with new tile.

6)	Windows: all windows should be functioning and not painted shut. Most windows appear to have been painted shut, remove paint and make functioning.

7)	Cleaning: steam clean all carpets, generally clean entire area, including bathrooms and kitchen.

Rear/Middle areas: includes middle workroom, labs or storage rooms, rear office, side workroom, rear dock area and hallways.

1)	Remove all the small lead-lined “lab” rooms from center of the large middle workroom: restore as needed including VCT floor, ceiling tiles, lights, fire sprinkler/alarm and HVAC in the area. Landlord’s contractor will provide a written statement upon completion of work stating that the lead walls have been removed from the space.

2)	Lights: All lights should be in good working order. Repair fixtures or supply new bulbs and/or ballast as needed.

3)	Exit signs/lights: all should be working.

4)	Ceiling tiles: replace all damaged, missing or stained tiles.

5)	Install “stopper” or patch hole in wall near door in rear dock area.

6)	Cover rear door to “Tarca” (in rear near electrical closet/room) with sheetrock. Only one side is necessary, door should remain in place behind sheetrock. Finish and paint sheetrock as necessary.

7)	The walls throughout this area will be patched and painted as needed.

EXHIBIT D

[See Attached]

Initials: JPF SPM	29

Exhibit D:

List of Furniture at 86 South St.

1)	Reception desk unit

2)	Large dark wood “U” shape desk unit with matching cabinet and armoire.

3)	Seven (7) “L” shape light wood desk units with shelves.

4)	One desk chair.

5)	Built in cabinets/counter in Kitchen with refrigerator and dishwasher.

6)	White built in cabinet/counter in front workroom.

7)	Nine (9) cubicles with two file draws each in front middle workroom.

8)	In rear “Lab” room: built in cabinet/counters.

9)	In rear storage room: a couple of cubicles with files & desktop (not put together), glass doors that go on tall cabinets in Lab, three (3) metal/wood shelve units, door and frame, and misc items.

10)	Three (3) cubicles in rear of large middle room.

11)	Other: three (3) work tables, one (1) metal/wood shelve unit, all phone/server related equipment, shelves and tables in “server” room, all new, boxed light bulbs.

AMENDMENT TO LEASE AGREEMENT

Reference is made to a certain Lease Agreement dated March 24, 2016 (hereinafter referred to as the “Lease”) JEEBO Management, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware and authorized to conduct business in the Commonwealth of Massachusetts as a foreign limited liability company with a mailing address of P.O. Box 1250, Concord, Massachusetts 01742, (hereinafter referred to as the “Landlord”), and Spring Bank Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and authorized to conduct business in the Commonwealth of Massachusetts as a foreign corporation with a principal place of business located at 113 Cedar Street, Milford, Massachusetts 01757 (hereinafter referred to as the “Tenant”). The Landlord and Tenant are landlord and tenant, respectively, under the Lease for the Demised Premises consisting of approximately 12,200 square feet located at 86 South Street, Hopkinton, Massachusetts.

The Landlord and the Tenant desire to amend the Lease in certain respects all as hereinafter set forth. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease. For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Landlord and the Tenants hereby agree to the following amendment to the Lease Agreement:

1. Article 2 of the Lease entitled “Term” is hereby stricken in its entirety and in its place and stead is inserted the following:

The term of this Lease shall be the period of Five (5) years and Two (2) months (hereinafter referred to as the Lease Term), commencing on April 1, 2016 (hereinafter referred to as the “Lease Commencement Date”) and terminating on May 31, 2021 (hereinafter referred to as the “Lease Expiration Date”). The Tenant shall not be required to pay Minimum Rent for the months of April and May of 2016. Commencing April 1, 2016 the Tenant shall have occupancy to the offices located in the front area of the Demised Premises while the Landlord completes the Landlord Improvements according to the terms of Lease at the Demised Premises. The Tenant acknowledges the work associated with the Landlord Improvements will not constitute a breach of the Tenant’s Quite Enjoyment. The Landlord assumes no responsibility for equipment and other personal property owned by the Tenant located at the Demised Premises while the Landlord or the Landlord’s contractors perform the Tenant Improvements.

Initials: JPF SPM	1

Except as herein specifically amended, altered or modified, each and every provision of the Lease shall remain in full force and effect and is hereby ratified and confirmed.

EXECUTED as a sealed instrument this 31st day of March, 2016

Landlord:	Tenant:
JEEBO Management, LLC	Spring Bank Pharmaceuticals, Inc.

/s/ Steven P. Murphy	/s/ Jonathan Freve
By: Steven P. Murphy	By: Jonathan Freve
Its: Authorized Person	Its: Chief Financial Officer

Initials: JPF SPM	2